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                                                                   Exhibit 10.11

                              Employment Agreement


         Agreement made as of the 25th day of June 1999, by and between InCon Technologies, Inc., a Delaware corporation (the "Company"), John R. Palmer (the "Executive"), and Bionutrics, Inc., a Nevada corporation ("Bionutrics").

                                    Recitals:

         A. The Executive is currently serving as President and CEO of the Company under the terms and conditions of an Employment Agreement dated October 31, 1997 ("1997 Employment Agreement").

         B. The Company, Bionutrics, certain of its affiliates and AC Humko Corp. ("Humko") have entered into a Master Formation Agreement effective June 25, 1999 forming a new limited liability company (the "LLC") to be operated and maintained by the Company and for which the Company shall work exclusively, as provided in the Transition Services Agreement dated June 25, 1999, between the Company and InCon Processing, L.L.C., a Delaware limited liability company ("InCon Processing"). As a result of these transactions, the Executive, Company and Bionutrics wish to establish a new Employment Agreement to supercede in its entirety the 1997 Employment Agreement.

         C. The parties hereto desire to enter into this Agreement to establish the terms and conditions of the continued employment relationship between the Executive and the Company following the Closing (as defined in the Master Formation Agreement).

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         In consideration of the recitals, mutual promises and respective covenants and agreements of the parties contained herein, the parties agree as follows:

1.       Employment

         The Company and the Executive agree that this Agreement shall supercede in its entirety the 1997 Employment Agreement. The Company hereby agrees to continue to employ the Executive as its President and Chief Executive Officer ("CEO"), and the Executive hereby agrees to continue to serve the Company in such capacity, upon the terms and conditions set forth in this Agreement. The period of the Executive's employment with the Company pursuant to this Agreement shall be referred to as the "Employment Period". The Executive's employment by the Company shall terminate as of the last day of the Employment Period.

2.       Authority and Duties

         (a) Authority. The Executive shall have with the Company, and InCon Processing at the commencement of his employment therewith, the duties and authority as are consistent with, and customarily associated with, the office of President and CEO for business organizations similar to the Company in scope and purpose, and such other reasonable duties and authority, consistent with the position of CEO, as may be determined from time to time by the Board of Directors of the Company (the "Board").

         (b) Duties. During the Employment Period, the Executive agrees to devote his full time and all his skill, knowledge and working time (vacation time and absence for sickness or disability excepted) to the business and betterment of the Company including the performance of such duties as may be assigned by the board.

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         (c) Conflicts. Nothing herein shall be construed to prohibit the
Executive from serving on boards or committees of other for-profit companies and investing his assets in such form or manner as he shall wish provided that no such service or investment shall conflict or interfere with the duties and responsibilities of his office with or with his loyalty to the Company provided further that such service shall first be approved in writing by the board and provided further that the Executive may continue to hold an equity interest in business entities known as InCon Industries, Inc., PSW 970, L.L.C. and Shiloh Enterprises, Inc. if he continues to have no operational duties therein apart from service on its board of directors.

3.       Compensation and Benefits

         (a) Base Salary. During the Employment Period, the Company shall pay the Executive a base salary at an annual rate (the "Base Salary") of $200,000 payable with the same frequency and on the same basis that the Company normally makes salary payments to other executive personnel ("Payment Practices"), and subject to all applicable deductions or reductions therein made pursuant to the Executive's elections under the Company's compensation benefit plans or programs. The Base Salary shall not be deemed the exclusive compensation of the Executive, and shall not prevent the Executive from participating in any other compensation or benefit plan of the Company for which he qualifies or is designated to qualify by the Board. The Company shall be under no obligation to increase the Base Salary during the first five years of the Employment Period including, without limitation, for cost of living adjustments provided that if the Employment Period is extended by mutual agreement the parties shall undertake a good faith review

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of the Base Salary with any agreed upon increase to be effective upon the fifth anniversary hereof.

         (b) Plan Achievement Bonus. In addition to any other compensation to which the Executive may be entitled hereunder, the Executive shall participate in an annual incentive plan ("AIP") if InCon Processing achieves projected plan earnings (that is, gross income minus all expenses attributable thereto other than corporate overhead charges if any) before interest and income taxes ("EBIT") established from time to time thereby and determined in accordance with GAAP for the balance of the Company fiscal year ending in August 2000 (that is, fiscal 2000) and for each fiscal year thereafter included in the Employment Period. The incentive compensation payable to the Executive under the AIP ("AIP Bonus") shall be 35% of Base Salary provided that for fiscal 2000 the AP Bonus percentage shall be increased by the fraction thereof that the number of days between the date hereof and August 28, 1999, bears to 365 and provided further that if the Employment Period terminates without cause on a date other than the last day of a fiscal year, the Executive's share of the AIP Bonus if any for the corresponding portion of the fiscal year prior to termination shall be calculated pro rata based upon the elapsed portion of the fiscal year immediately prior to termination. The AIP Bonus, if any, shall be paid to the Executive within 90 days after the close of the Company's fiscal year.

         (c) Special EBIT Bonus. The Company shall pay the Executive 2.2% of the greater of (x) the excess if any of nine times EBIT in excess of $1 million (the "Basic EBIT Formula") for the Company's fiscal year ending in 2004 and (y) the excess if any of the average of the Basic EBIT Formula for each of the Company's fiscal years ending in 2002-

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4, such payment to be made by December 31, 2004, provided that if the Executive is terminated pursuant to Section 4(b) or in the event of the sale of all or substantially all the assets of the Company to an unaffiliated third party, the Executive shall be paid the greater of (i) the Basic EBIT Formula for the most recent Company full fiscal year, such payment to be made upon termination, and
(ii) if the Employment Period terminates on a date other than the last day of a fiscal year, the Basic EBIT Formula for such fiscal year, and such payment shall be made within ninety (90) days after the close of such fiscal year.

         (d) Vehicle. The Company shall provide the Executive the use of a vehicle of his choice provided that its lease cost to the Company shall be no more than $800 per month during the Employment Period.

         (e) Vacation. The Executive shall be entitled to 20 business days of vacation per calendar year, or a greater number of days provided to executive staff, which shall be earned on a pro-rata basis throughout each such year. The Executive may take vacation days in advance of their accrual upon the prior consent of the Company. Upon the termination of the Employment Period, the Company shall pay the Executive for accrued but unused vacation days at the rate of the Base Salary then in effect computed on a per diem basis. The Executive shall also be entitled to all paid holidays given by the Company generally to its employees. The Executive has ten remaining unused vacation days from 1998 and may carry from one calendar year to the next a maximum of 15 unused vacation days provided that vacation time per calendar year shall not exceed 25 days.

         (f) Expenses. During the Employment Period, the Executive shall be entitled to receive reimbursement for all reasonable expenses incurred by the Executive in performing

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services hereunder, including expenses of travel (other than operating expenses of the Executive's vehicle) and living expenses while away from home on business or at the request of and in the service of the Company provided that such expenses are properly accounted for by the Executive to the Company.

         (g) Other Benefits. The Executive and his family shall be entitled to participate in each of the Company's employee benefit plans and arrangements, including medical insurance and disability and such additional benefit plans and arrangements as are provided to executives of Bionutrics at the Executive's level prior to the assignment hereof to InCon Processing and thereafter the health and welfare benefits provided by AC HUMKO CORP. and shall be entitled to continued term life insurance coverage during the Employment Period of the lesser of present coverage and $500,000 and, if Company executive staff becomes entitled to coverage in excess of $500,000, such greater coverage. For the foregoing purposes the Executive's service commencement date shall be January 1, 1990.

         (h) Stock Options. Executive and Bionutrics have an executed Stock Option Agreement in place (attached as Exhibit A to the 1997 Employment Agreement and incorporated by reference herein), whereby Executive is provided the option to acquire up to 100,000 shares of the common stock of Bionutrics according to certain terms and conditions. The Stock Option Agreement shall continue in full force and effect, without disturbance, and Bionutrics shall continue to consider the Executive an employee of a Bionutrics company for the purposes of qualifying for the Stock Option Plan during the Employment Period.

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4.       Termination Events

         (a) The Employment Period, if not terminated earlier under Sections 4(a)(i)-(iii), 4(b) or 4(c) hereunder, shall terminate effective the end of the Company's fiscal year ending in 2004. The Employment Period may be terminated by the Company (x) as of the respective dates set forth in Sections 4(a)(i)(ii), in which case the Company shall pay the Executive within thirty 30 days of the date of such termination, in full satisfaction of all obligations by the Company to the Executive under this Agreement, an amount equal to all Base Salary earned through the last day of the Employment Period plus any reimbursement of expenses to which the Executive is entitled pursuant to Section 3(f) plus the Executive's share of the AIP Bonus, if any, earned through the last day of the Employment Period plus the per diem amount of the Base Salary attributable to accrued but unused vacation days and (y) as of the date set forth in Section 4(a)(iii), in which case the Company shall pay the Executive all such amounts except such AIP bonus.

                  (i) By the Death of the Executive. The date of death of the Executive shall be the date of termination of the Employment Period.

                  (ii) By the Disability of the Executive. The Company may terminate the Employment Period on the date it is determined that the Executive suffers from a physical or mental disability that renders him unable to continue performing his duties under this Agreement. The Executive shall be deemed to be so disabled if either (i) a physician selected according to the mutual recommendation of a physician nominated by the Company and the Executive's personal physician advises the Company that the Executive's physical or mental condition will render the Executive unable to perform his

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duties on a substantially full-time basis for a period exceeding four consecutive months, or (ii) due to a physical or mental condition, the Executive has not substantially performed his duties hereunder on a substantially full-time basis for a period of four consecutive months or, in each case, for six months in any 12-month period.

                  (iii) By the Company for Cause. The Company may terminate the Employment Period at any time for "cause", which shall mean (i) a material default or breach by the Executive of his obligations under Section 5 or 6 of this Agreement, or (ii) an act or acts of dishonesty demonstrating lack of integrity or moral turpitude, (iii) willful and persistent inattention to the services and duties required of the Executive under this Agreement including failure to comply with all applicable laws and regulations applicable to the Company after notice and Executive's failure to cure within 30 days or (iv) conviction of any felonious criminal act. Upon the happening of one of the above-mentioned events, the Company may give the Executive a notice of termination specifying the reason(s) for the termination. The date on which such notice is provided to the Executive shall be the date of termination of the Employment Period.

         (b) By the Company Without Cause The Company may at any time terminate the Employment Period upon written notice to the Executive (the "Termination Notice") without cause. In the event of termination of the Employment Period without cause pursuant to this Section 4(b), or the Company's failure to extend the Employment Period at any time, the Company shall pay the Executive in addition to any accrued AIP Bonus (i) all unreimbursed expenses payable as provided in accordance with Section 3(f), (ii) all Base Salary earned through the last day of the Employment Period, (iii) monthly severance pay for 24 months

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(each month's payment equal to 1/12th of the Base Salary) and (iv) payment in respect of the Basis EBIT Formula pursuant to Section 3(c) provided that the obligation of the Company pursuant to clause iii shall terminate upon the end of the Company's fiscal year ending in 2004 except that, notwithstanding the assignment of this Agreement to InCon Processing, InCon Technologies Inc. and not InCon Processing shall remain liable for such obligation resulting from the Company's failure to extend the Employment Period and such obligation shall survive such assignment, and InCon Technologies Inc. shall make such payments to the extent greater than the severance or termination or like payments if any made by InCon Processing in respect of a termination without cause after such fiscal year. Bionutrics, Inc. guaranties to the Executive the performance of such obligation of InCon Technologies, Inc. with respect to clause (iii) of this
Section 4(b).

         (c) By the Executive. The Executive may terminate the Employment Period upon 180 days' written notice, in which case the Executive shall receive the compensation and benefits set forth in Sections 3(a), (b), (c), (d), (e), (f) and (g) hereunder to which the Executive is entitled through the date of termination provided that if such notice is given to be effective on or after the fifth anniversary hereof the Executive shall be compensated as if his termination were by the Company without cause pursuant to section 4(b), in which case, notwithstanding the assignment of this Agreement to InCon Processing, InCon Technologies Inc., and not InCon Processing, shall remain liable for the obligation set forth in clause (iii) of Section 4(b) and such obligation shall survive such assignment. Bionutrics, Inc. guaranties to the Executive the performance of such obligation of InCon Technologies, Inc. with respect to clause (iii) of Section 4(b).

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         (d) Termination Within First 24 Months. Notwithstanding any other provision of this Agreement, if the Executive voluntarily terminates the Employment Period under Section 4(c) without providing at least 180 days' written notice to the Company, the Executive shall not be entitled to receive any accrued AIP Bonus or special EBIT Bonus.

5.       Covenant Not to Compete

         (a) Interests to be Protected. The parties acknowledge that during the term of the Executive's employment with the Company, the Executive will perform essential services for the Company. The Executive will be exposed to, have access to, and be required to work with, a considerable amount of the Company's Confidential Information (as defined in Section 6(a)). The parties recognize that should the Executive compete with the Company in any manner whatsoever (as defined in Section 5(b) below), it could seriously impair the good will and diminish the value of the Company's business. The parties acknowledge that this covenant has an extended duration; however, they agree that this covenant is reasonable and it is necessary for the protection of the Company, its stockholders and employees. For these and other reasons the Executive stipulates that the following restrictive covenants are fair and reasonable and are freely, voluntarily and knowingly entered into and that he consulted with independent legal counsel before entering into this Agreement.

         (b) Non-Competition. During the Employment Period and for the period ending 24 months after termination of the Employment Period, in the case of clause (i) and 36 months after such termination in the case of clause (ii), the Executive shall not (whether directly or indirectly, as owner, principal, agent, director, officer, manager, employee, partner or in any

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other capacity) (i) compete in any manner with the Company in North America,
Indonesia or Malaysia in any line of business in which it is engaged as of the termination of the Employment Period or if pursuant to any plan adopted by the Company during the Employment Period or during the 24-month period following such termination or in any line of business the Executive is so notified by the Company during the Employment Period that the Company intends to pursue during such 24-month period or (ii) solicit business from any person or entity who during the preceding 36 months was a customer of the Company provided that the foregoing shall not apply to the Executive's current work with InCon Industries, Inc., or if the Company is in default of its obligations pursuant to Section 3(b) to pay an AIP Bonus or in default of its obligations to make payments to the Executive pursuant to Section 4(a), (b) or (c).

         (c) Equitable Relief. In the event a violation of any of the restrictions contained in this Section 5 is established, the Company shall be entitled to preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, which right shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. In the event of a violation of any provision of Section 5(b) of this Agreement, the period for which those provisions would remain in effect shall be extended for a period of time equal to that period beginning when such violation commenced and ending when the activities constituting such violation are finally terminated in good faith.

         (d) Restrictions Separable. If the scope of any provision of this
Section is found by a court to be too broad to permit enforcement to its full extent, such provision shall be

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enforced to the maximum extent permitted by law. The parties agree that the scope of any provision of this Section 5 may be modified by a judge in any proceeding to enforce this Agreement, so that such provision can be enforced to the maximum extent permitted by law. Each and every restriction set forth in this Section is independent and separable from the others, and no such restriction shall be rendered unenforceable by virtue of the fact that, for any reason, any other or others of them may be unenforceable in whole or in part.

6.       Confidentiality and Inventions

         (a) Confidentiality. The Executive recognizes that the Company is engaged in a highly competitive business, the success of which is in large part dependent upon maintaining the integrity of the Company's confidential and proprietary information. The Executive agrees to maintain in strict secrecy and confidence all confidential, proprietary and other information relating to the business of the Company (collectively, "Confidential Information"). If disclosure of certain Confidential Information is deemed necessary in furtherance of a reasonable business objective of the Company, the Executive agrees to disclose such Confidential Information on a limited, need-to-know basis and only to recipients bound to maintain the confidentiality of such information according to industry standards for a period of no less than five years from the date of disclosure. For purposes of this Agreement, Confidential Information will include, without limitation, all trade secrets, proprietary knowledge and information with respect to processes, methods of use, product composition, formulas, techniques, procedures or know-how unique or proprietary to the Company, or to which Company has been given access in confidence by a third party pursuant to any agreement with such third party, including any business methods or forms,

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the names of any of the Company's customers or vendors, the prices the Company obtains or has obtained or at which the Company sells or has sold products or services, or at which the Company has bought materials, components, services or other supplies, or any other information of, about or concerning the business of Company, and its business strategies, product strategies, market strategies, relations with employees (including salaries, job classifications and skill levels), the Company's manner of operation, Company's inventions, Company's plans or any other data of any kind, nature or description. Information shall not be deemed to be Confidential Information of the Company to the extent that:
(i) it is in the public domain or becomes publicly known through no wrongful act on the part of the Executive; (ii) is known or becomes known to the Executive through disclosure by a source other than the Company having the right to disclose such information without restriction on disclosure; or (iii) its disclosure is required by law. The obligation to maintain confidentiality of Confidential Information shall survive termination of the Employment Period, for any reason, for a period of five years from the date of such termination.

         (b) Return of Materials. Upon the termination of the Employment Period, for any reason, the Executive will deliver promptly to the Company, all manuals, memoranda, specifications, log books, research and business records, prototypes, samples, financial data, client information, and all other written or printed materials that are the property of the Company, or with which the Company has been entrusted in confidence by a third party pursuant to any agreement with that third party (and any copies of same), and all other materials that may contain confidential information relating to the business of the Company that the Executive may have in his possession or control, whether or not

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prepared by or for the Executive. Upon termination of the Employment Period, for any reason, the Executive will promptly deliver to the Company all keys, supplies, documents and equipment belonging to the Company that the Executive may have in his possession or control.

         (c) Notification and Disclosure of Inventions. The Executive will promptly and fully disclose to the Company in writing, whether or not requested by the Company, any and all ideas, discoveries, inventions, works of authorship, trademarks, formulas, compositions of matter, processes, methods of use, product compositions and other developments, improvements, proprietary information and/or know-how (collectively, the "Inventions"), whether or not the Executive believes them to be patentable or is otherwise protectable, that relate to any business in which the Company has been, is currently or is hereafter engaged, that the Executive conceives or actually reduces to a plan, practice or device, either individually or jointly with others, during the Employment Period, or within the period twelve (12) months after the termination thereof. The Executive will keep or cause to be kept current, accurate and complete records of all Inventions, which records will belong to the Company.

         (d) Ownership of Inventions. The Inventions and all worldwide patents, patent applications, copyrights, trademarks, trade secrets and other intellectual property rights (including the right to sue for all past, present and future infringements or misappropriations, including for damages) in and to the Inventions will be the sole and exclusive property of the Company and are hereby irrevocably transferred and assigned by the Executive to the Company.

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         (e) Assistance. The Executive agrees to assist the Company in every reasonable way to obtain for the Company and maintain or enforce patents, trademarks, copyrights, trade secrets, and any other legal protections for the Inventions in any and all countries throughout the world. The Executive will sign any documents that the Company may reasonably request for use in obtaining, maintaining or enforcing such patents, copyrights, trademarks, trade secrets and other legal protections. The Executive's obligations under this paragraph will continue beyond the termination of the Employment Period, provided that the Company will compensate the Executive at a reasonable rate after such termination for time or expenses actually spent by the Executive at the Company's request on such assistance.

7.       Arbitration

         Any disputes or controversies arising under this Agreement shall be resolved through an arbitration proceeding that shall be held in Chicago, Illinois, in accordance with the rules of the American Arbitration Association by an arbitrator selected by mutual agreement of the parties from a panel submitted by such Association. The decision rendered by such arbitrator shall be final and binding, and judgment on such decision may be entered by either party in the highest court, state or federal, having jurisdiction. The parties stipulate that the arbitration provisions hereof shall be a complete defense to any suit, action or proceeding instituted in any federal, state or local court before any administrative tribunal with respect to the subject matter arbitrated. The cost and expense of arbitration shall be paid by the party to whom the decision is adverse as determined by the arbitrator.

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8.       No Conflicts

         The Executive represents, warrants and covenants that he is not a party to or bound by any consulting, non-competition, non-solicitation or confidentiality agreement or the like that would in any manner conflict or interfere with the Executive's ability to fulfill his duties under this Agreement.

9.       Successors and Assigns; Assignment to InCon Processing

         (a) This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees provided that the Executive may not assign his obligations under this Agreement without the prior written consent of the Company.

         (b) This Agreement may be assigned to InCon Processing pursuant to the aforementioned Transition Services Agreement or this Agreement may be terminated and a new agreement in substantially the form hereof, with the same salary, benefits, duties and obligations, executed between InCon Processing and the Executive pursuant to the terms of such Transition Services Agreement. Upon such assignment the rights of the Company shall become the rights of InCon Processing and except as stated in section 4(b) the obligations of the Company shall become the obligations of InCon Processing in which event the Executive stipulates that, upon such assignment, the obligations of the Executive pursuant to Sections 5 and 6 shall be construed as if the Company and InCon Processing were parties thereto and all references therein to the Company were to both the Company and InCon Processing.

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10.      Notices

         For the purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed sufficient if sent by certified mail, return receipt requested, to the Executive's residence in the case of the Executive or to the Bionutrics principal office in the case of the Company or Bionutrics, with copies to CEO, AC Humko Corp. 7171 Goodlett Farm Parkway, Memphis, Tennessee 38018-4909, and Brian Sokolik, Vinson & Elkins, 2300 First City Tower, 1001 Fannin, Houston, TX 77002-6760.

11.      Miscellaneous

         No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and approved by the board. No waiver by either party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement.

12.      Governing Law

         The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Illinois.

13.      Validity

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         The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14.      Counterparts

         This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all together shall constitute one and the same instrument.

15.      Condition Precedent

         This Agreement shall not be effective until the closing under the Master Formation Agreement among AC Humko, the Company and certain other parties for the formation of InCon Processing and the effectiveness of the transactions contemplated therein.

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         In Witness Whereof, the parties have executed this Agreement as of the date first written above.


                                       INCON TECHNOLOGIES INC.

                                       By:  /s/  Stephen E. Bradshaw
                                            -----------------------------------
                                       Name:  Stephen E. Bradshaw
                                       Title:  President


                                       EXECUTIVE

                                        /s/  John R. Palmer
                                       ----------------------------------------
                                       John R. Palmer


                                       BIONUTRICS, INC.

                                       By:  /s/  Ronald H. Lane
                                            -----------------------------------
                                       Name:  Ronald H. Lane
                                       Title:  President

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